Exhibit 99.1

Echo Global Logistics, Inc. Announces Increase in Common Stock and Convertible Note Repurchase Authorization

CHICAGO, Nov. 01, 2018 (GLOBE NEWSWIRE) -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services (“Echo” or “the Company”), today announced that its Board of Directors (the “Board”) amended its ongoing repurchase program, which provides for the repurchase of the Company’s outstanding common stock and 2.50% convertible senior notes due 2020, to add an additional $50 million of capacity and extend the expiration date of the program from April 30, 2019 to October 31, 2020. As of November 1, 2018, and inclusive of this $50 million increase, the Company has approximately $70 million of repurchase availability under its repurchase program.
Under the program, purchases may be made from time to time in the open market or through privately negotiated transactions, block transactions, or other techniques, as determined by the Company’s management and in accordance with prevailing market conditions and the requirements of the Securities and Exchange Commission (SEC). The Company expects to fund all purchases from cash on hand, cash available under the Company’s revolving credit facility, and future cash flows from operations. The Company is not obligated to acquire a particular number of shares or principal amount of convertible notes, and the program may be discontinued at any time at the Company’s discretion.
“The decision by our Board to increase the capacity of our repurchase program demonstrates our confidence in the continued strength and long-term growth prospects of our Company,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. “We continue to generate strong cash flows and maintain a solid balance sheet and this expansion of the open market repurchase program is consistent with our balanced approach to capital allocation, while allowing us to be opportunistic moving forward.”
Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the SEC.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Corporate
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695

Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA CONTACT:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132